PROMISSORY NOTE

NO. 2013 – CPN-●

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JANUARY 27, 2013.

FOR VALUE RECEIVED, Lorus Therapeutics Inc. (the “Debtor”) hereby promises to pay to or to the order of ● (the “Lender”) the principal amount of $● (the “Principal Amount”) in lawful money of Canada, with interest thereon calculated at the rate of 10% per annum and payable in the same currency on the last business day of each month of November, February, May and August following the date hereof. The outstanding Principal Amount, together with any accrued and unpaid interest thereon, will be payable by the Debtor to the Lender on September 26, 2015, the second anniversary of the date of this Promissory Note (the “Maturity Date”) and upon presentation and delivery of this Promissory Note at the Debtor’s head office.

This Promissory Note shall enure to the benefit of and be enforceable by the Lender and any of his respective heirs, executors, administrators or other legal representatives.

All payments hereunder will be made without days of grace, presentment, protest, notice of dishonour or any other notice whatsoever, all of which are hereby expressly waived by the maker and each endorser hereof.

The Debtor hereby acknowledges that, upon receipt of written notice from the Lender that it elects to convert the Promissory Note into common shares in the share capital of the Debtor (“Common Shares”) with the original copy of this Promissory Note, this Promissory Note will immediately be converted into the right to receive Common Shares. Upon such conversion, the Debtor will allot to the Lender the number of Common Shares equal to the amount of unpaid principal then owing under this Promissory Note divided by the conversion price of $0.30 per Common Share, subject to any customary adjustment made by the Board of Directors of the Debtor in the context of a reorganization, share consolidation or subdivision, stock dividend or other related transaction, and the Debtor will issue a cheque to the Lender for all accrued but unpaid interest thereon.

The Debtor will not be obliged to issue the Common Shares allotted hereunder until the Lender’s delivery of this Promissory Note to the Debtor or its notification to the Debtor that this Promissory Note has been lost, stolen or destroyed, in which case the Lender will execute and deliver an agreement satisfactory to the Debtor to indemnify the Debtor from any loss which may be incurred by it as a result thereof. The Debtor will, as soon as practicable after such delivery of this Promissory Note or such agreement of indemnification, proceed forthwith to issue the Common Shares by taking such action as is required to properly issue such shares. Any Common Shares issued in respect of such conversion will be credited as fully paid. The Lender will not be entitled, upon conversion, to the allotment or issue of any fraction of a share and the number of Common Shares will be rounded down to the nearest whole number. Upon such conversion, the Lender will cease to be entitled to any rights hereunder, excepting only the right to receive the Common Shares allotted on conversion, issued as fully paid, upon delivery of the Promissory Note or indemnification agreement as aforesaid. All Common Shares issued upon conversion of this Promissory Note will be duly approved, fully-paid and non-assessable and any certificate representing such shares will bear the appropriate legends under applicable securities laws.

The Debtor further acknowledges that the Lender may declare the Principal Amount outstanding under this Promissory Note to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Debtor, upon the occurrence of any of the following events prior to the Maturity Date:

(a)	the Debtor ceases or threatens to cease to carry on the business currently being carried on by it or a substantial portion thereof or makes or agrees to make an assignment, disposition or conveyance, whether by way of sale or otherwise, of its assets in bulk;

(b)	the Debtor is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or commits or threatens to commit any act of bankruptcy; or

(c)	the commencement of any proceeding or the taking of any step by or against the Debtor for the dissolution, liquidation or winding-up of the Debtor or for any relief under the laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, arrangement, compromise or winding-up, or for the appointment of one or more of a trustee, receiver, receiver and manager, custodian, liquidator or any other person with similar powers with respect to the Debtor.

The Principal Amount hereof, together with interest accrued thereon, may at any time be repaid in full by the Debtor without bonus or penalty and with 5 days prior written notice to the Lender.

Neither the extension of time for making any payment which is due and payable under this Promissory Note at any time or times, nor the failure, delay, or omission of the Lender to exercise or enforce any of its rights or remedies under this Promissory Note, will constitute a waiver by the Lender of its right to enforce any such rights and remedies subsequently. The single or partial exercise of any such right or remedy will not preclude the Lender’s further exercise of such right or remedy or any other right or remedy.

Nothing herein contained shall prevent any arrangement, consolidation, amalgamation or merger of the Debtor involving, with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all of the assets of the Debtor as an entirety to any corporation lawfully entitled to acquire and operate same, provided, however, that the corporation formed by such arrangement, consolidation, amalgamation or merger or which acquires by conveyance or transfer all or substantially all of the assets of the Debtor as an entirety shall, simultaneously with such arrangement, consolidation, amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Debtor.

This Promissory Note is not transferable by the Lender.

This Promissory Note will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

DATED as of the 26th day of September, 2013.

Lorus Therapeutics Inc.

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